UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2015

Five Prime Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36070	26-0038620
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Corporate Drive South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 365-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 13, 2015, Five Prime Therapeutics, Inc. (“FivePrime”) entered into a Research Collaboration and License Agreement (the “Agreement”) with INBRX 110 LP (“Inhibrx”).

Under the terms of the Agreement, FivePrime obtained (a) an exclusive, worldwide license to antibodies to glucocorticoid-induced tumor necrosis factor receptor (GITR) for therapeutic and diagnostic uses (respectively, “Licensed Therapeutic Products” and “Licensed Diagnostic Products” and collectively, the “Licensed Products”), and (b) an exclusive option (the “Option”) to obtain exclusive, worldwide licenses to multi-specific antibodies developed by Inhibrx that bind to both GITR and other targets (each, a “Multi-Specific Product”), which option FivePrime can exercise with respect to a Multi-Specific Product within a limited period of time after (i) certain activities related to initiating clinical manufacturing of such Multi-Specific Compound (the “Manufacturing Initiation”) or (ii) if not earlier exercised, the dosing of the first patient in a Phase 2 clinical trial of such Multi-Specific Product (“Phase 2 Dosing”).

Pursuant to the Agreement, FivePrime will make an upfront payment of $10 million to Inhibrx. Additionally, with respect to each Licensed Therapeutic Product, FivePrime will be obligated to pay up to $62.5 million in specified development milestone payments and (i) if such Licensed Therapeutic Product does not receive a Breakthrough Therapy Designation from the U.S. Food and Drug Administration (the “FDA”), up to $280 million in specified regulatory and commercial milestone payments, or (ii) if such Licensed Therapeutic Product receives a Breakthrough Therapy Designation from the FDA, up to $380 million in specified regulatory and commercial milestone payments.

If FivePrime exercises the Option with respect to a Multi-Specific Product at Manufacturing Initiation, FivePrime would pay Inhibrx $15 million for such Option exercise. If FivePrime exercises the Option with respect to a Multi-Specific Product at Phase 2 Dosing, FivePrime would pay Inhibrx $30 million for such Option exercise. After such Option exercise, such Multi-Specific Product would be treated as a Licensed Therapeutic Product under the Agreement and FivePrime would be obligated to pay the milestone payments specified in the preceding paragraph with respect to such Multi-Specific Product.

FivePrime may pay all or a portion of milestone payments for development and regulatory events in shares of common stock of FivePrime, subject to certain limitations and conditions. FivePrime would be obligated to register for resale under the Securities Act of 1933, as amended, any such shares of common stock of FivePrime.

FivePrime is also obligated to pay Inhibrx (a) with respect to each Licensed Therapeutic Product, tiered low double-digit percentage royalties on net sales of such Licensed Therapeutic Product, subject to reduction in certain circumstances, and (b) with respect to each Licensed Diagnostic Product, low single-digit percentage royalties on net sales of such Licensed Diagnostic Product, in each case, for the longer of (i) 12 years after the first commercial sale of such Licensed Product or (ii) the life of certain patents licensed covering such Licensed Product. FivePrime cannot determine the date on which FivePrime’s potential royalty payment obligations to Inhibrx would expire because FivePrime has not yet commercialized any Licensed Products under the Agreement and therefore FivePrime cannot identify the date of the first commercial sale or the expiration dates of any related patents covering such Licensed Products.

Unless earlier terminated by either party, the Agreement will expire on a product-by-product and country-by-country basis upon the expiration of all of FivePrime’s payment obligations under the Agreement. FivePrime may terminate the Agreement in its entirety at any time with advance written notice. Either party may terminate the Agreement in its entirety with written notice for the other party’s material breach if such party fails to cure the breach. Either party also may terminate the Agreement in its entirety upon certain insolvency events involving the other party.

The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the Agreement, a copy of which FivePrime plans to file as an exhibit in a subsequently filed Quarterly Report on Form 10-Q.

FivePrime issued a press release on July 15, 2015 announcing the Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release, dated July 15, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Prime Therapeutics, Inc.

By:	/s/ Francis Sarena
Francis Sarena
Senior Vice President, General Counsel and Secretary

Dated: July 15, 2015

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated July 15, 2015

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